Exhibit 5.1

OPINION OF COUNSEL OF THE COMPANY

March 9, 2012

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, NV 89150

Ladies and Gentlemen:

As counsel for Southwest Gas Corporation (the “Company”), I have examined the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 511,414 shares of the Company’s $1 par value Common Stock (the “Stock”) pursuant to the provisions of the Company’s Dividend Reinvestment and Stock Purchase Plan. I also have examined the steps taken by the Company and its Board of Directors in connection with the authorization and proposed issuance and sale of the Stock, and I am familiar with resolutions adopted by the Board of Directors of the Company. I am also familiar with the application filed by the Company with the California Public Utilities Commission for authority to issue the Stock, and the orders issued by said Commission authorizing the issuance of same.

Based on the foregoing and upon such other matters as I deem relevant in the circumstances, it is my opinion that the Company has received all required authorizations from state regulatory agencies having jurisdiction over the issuance of the Stock by the Company. Subject to the actions authorized by the Company’s Board of Directors, the Stock, upon issuance and sale thereof in the manner specified in the Registration Statement, will be duly authorized, legally and validly issued, fully paid, and nonassessable outstanding Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interests of Named Counsel” in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,

/s/ Joshua M. Westerman

Joshua M. Westerman